Exhibit 99.1

BROOKFIELD PROPERTY REIT INC. ANNOUNCES PRELIMINARY RESULTS OF SUBSTANTIAL ISSUER BID

BROOKFIELD NEWS, March 26, 2019 — Brookfield Property REIT Inc. (“BPR”) (NASDAQ: BPR) announced today the preliminary results of its substantial issuer bid (the “Offer”) to purchase for cancellation  up to $95 million of shares of its Class A Stock, par value $0.01 per share (“Class A Stock”), which expired at 5:00 p.m. (Eastern time) on March 25, 2019.

Based on the preliminary count by American Stock Transfer & Trust Company, LLC, the paying agent and depositary for the Offer, a total of 8,333,603 shares of Class A Stock were properly tendered and not properly withdrawn at the final purchase price of $20.30 per share, including 911,463 shares of Class A Stock that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the Offer, and based on the preliminary count by the paying agent and depositary, BPR expects to take up and purchase for cancellation 4,679,802 shares of Class A Stock properly tendered and not properly withdrawn prior to the expiration of the Offer at a purchase price of $20.30 per share, for an aggregate cost of approximately $95 million, excluding fees and expenses relating to the Offer. Based on this preliminary count, the 4,679,802 shares of Class A Stock to be accepted for purchase in the Offer represent approximately 4.54% of BPR’s issued and outstanding shares of Class A Stock as at March 22, 2019. Based on these preliminary numbers, BPR anticipates that, following settlement of the Offer, it will have approximately 98,422,572 shares of Class A Stock outstanding.

Due to the oversubscription of the tender offer, based on the preliminary count described above, BPR will accept for purchase on a pro rata basis approximately 56.2% of the shares of Class A Stock properly tendered and not properly withdrawn at the purchase price of $20.30 per share by each tendering stockholder (other than “odd lot” holders, whose shares of Class A Stock will be purchased on a priority basis).

The number of shares of Class A Stock to be purchased, the purchase price and proration information are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the paying agent and depositary and is based on the assumption that all shares of Class A Stock tendered through notice of guaranteed delivery will be delivered within two business days after the date of receipt by the depositary of the notice of guaranteed delivery. The final number of shares of Class A Stock to be purchased, the final purchase price information and the final proration will be announced following completion of the confirmation process. Payment for the shares of Class A Stock accepted for purchase under the Offer will occur promptly thereafter, in accordance with applicable law.

Under its separate substantial issuer bid, Brookfield Property Partners L.P. expects to accept for purchase 14,178,607 units at a purchase price of $21.00 per unit, for an aggregate cost of approximately $298 million.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of Class A Stock.

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About Brookfield Property REIT Inc.

Brookfield Property REIT Inc. (“BPR”) is a subsidiary of Brookfield Property Partners L.P., (NASDAQ: BPY; TSX: BPY.UN) (“BPY”) one of the world’s premier commercial real estate companies, with approximately $87 billion in total assets.  BPR was created as a public security that is intended to offer economic equivalence to an investment in BPY in the form of a U.S. REIT stock.

Brookfield Property Partners are leading owners, operators and investors in commercial real estate, with a diversified portfolio of premier office and retail assets, as well as interests in multifamily, triple net lease, logistics, hospitality, self-storage, student housing and manufactured housing assets.

Further information is available at bpy.brookfield.com/bpr.

Contact:

Sherif El-Azzazi

Director, Investor Relations & Communications

Tel: 212-417-7169

Email: sherif.elazzazi@brookfield.com

Forward-Looking Statements

This press release contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws and regulations. Forward-looking statements include statements that are predictive in nature or depend upon or refer to future events or conditions, include statements regarding our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts,” “likely,” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: risks incidental to the ownership and operation of real estate properties including local real estate conditions; the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business; the ability to enter into new leases or renew leases on favorable terms; business competition; dependence on tenants’ financial condition; the use of debt to finance our business; the behavior of financial markets, including fluctuations in interest and foreign exchange rates; uncertainties of real estate development or redevelopment; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; risks relating to our insurance coverage; the possible impact of international conflicts and other developments including terrorist acts; potential environmental liabilities; changes in tax laws and other tax related risks; dependence on management personnel; illiquidity of investments; the ability to complete and effectively integrate other acquisitions into existing operations and the ability to attain expected benefits therefrom; operational and reputational risks; catastrophic events, such as earthquakes and hurricanes; and other risks and factors detailed from time to time in our documents filed with the SEC.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.